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                                                                    EXHIBIT 99.1



                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE

                        MALAN REALTY INVESTORS ANNOUNCES
              NET ASSETS IN LIQUIDATION AT END OF THE FIRST QUARTER


         BINGHAM FARMS, MICH., MAY 14, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced that net assets in liquidation for the first quarter ended March 31, 2004, decreased by $506,000 from the fourth quarter ended December 31, 2003, to $27.4 million.

         The estimated fair value on the remaining properties held for sale decreased approximately $224,000 based on updated analysis. The reserve for estimated liquidation costs increased approximated $337,000, primarily due to increases in actual other professional fees over what was previously projected and an increase in the estimated cost for insurance during the liquidation period. These decreases were offset by net operating income from the properties of approximately $1.6 million during the period. A distribution of $1.5 million was made to shareholders on January 26, 2004.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to an estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.

         Malan closed on the sales of three properties and a vacant land parcel during the quarter and three additional properties subsequent to March 31, 2004, at contract prices totaling $18.5 million. The company currently has 14 operating properties under contract.

         "The year to date has been very successful, with proceeds from property sales of approximately $18 million and the final redemption of the convertible subordinated debentures scheduled for next month," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors. "A majority of our properties are currently under contract for sale, which will allow us to reduce debt further and meet our principal obligations."


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         The company also announced during the quarter that it would complete the redemption of its convertible subordinated debentures on June 1, 2004. The aggregate principal balance of its 9.5 percent Convertible Subordinated Debentures due July 15, 2004, is currently $7.1 million.

         Malan Realty Investors, Inc. is continuing to liquidate its assets and currently expects that no later than August 28, 2004, any then remaining assets and liabilities will be transferred to a liquidating trust. Each shareholder of Malan will automatically become the holder of one unit of beneficial interest in the trust for each share of Malan common stock, and all outstanding shares of Malan common stock will automatically be deemed cancelled. Malan Realty Investors, Inc. will seek relief for the trust from registering the units under
Section 12(g) of the Securities Exchange Act of 1934, as amended, and its obligation to file periodic reports.

         Subject to limited exceptions related to transfer by will, intestate succession or operation of law, the units WILL NOT BE TRANSFERABLE nor will a unit holder have authority, opportunity or power to sell or in any other manner dispose of any units. As a result, the beneficial interests in the liquidating trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association. Shareholders who may need or wish liquidity with respect to their company common stock before the liquidating trust makes liquidating distributions should look into selling their shares while the common stock is still traded on an established market.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 21 properties located in seven states that contains an aggregate of approximately 1.5 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

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         News releases for Malan Realty Investors are available on the company's
         Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.


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